SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2008

Pamrapo Bancorp, Inc.

(Exact name of registrant as specified in its charter)

New Jersey	0-18014	22-2984813
(State or other Jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

611 Avenue C, Bayonne, New Jersey	07002
(Address of Principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 339-4600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 26, 2008, Pamrapo Bancorp, Inc. (the “Company”), announced that the Company’s wholly-owned banking subsidiary, Pamrapo Savings Bank, SLA (the “Bank”), has stipulated and consented to a Cease and Desist Order (the “Order”) issued by the Office of Thrift Supervision (the “OTS”). The Order became effective on September 26, 2008.

The Order was issued as a result of matters relating to the Bank’s compliance with certain laws and regulations, including the Bank Secrecy Act and Anti-Money Laundering (“BSA/AML”). The Order requires the Bank to strengthen its BSA/AML Program, to strengthen its Compliance Maintenance Program and internal controls related to those matters and to take certain other actions identified by the OTS in the Order. The Bank has already begun to implement several initiatives to enhance, among other things, its BSA/AML Program that addresses the requirements of the Order, and is also implementing initiatives to enhance its Compliance Management Program in accordance with the requirements of the Order. The Order is not expected to have a material financial impact on the Bank.

The description of the Order set forth in this Item 1.01 is qualified in its entirety by reference to the Order, a copy of which is attached as Exhibit 99.1 hereto and is incorporated by reference herein in its entirety.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
Exhibit 99.1	Order to Cease and Desist, Order No. NE-08-12, effective September 26, 2008

Exhibit 99.2	Stipulation and Consent to Issuance of Order to Cease and Desist, Order No. NE-08-12, effective September 26, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAMRAPO BANCORP, INC.

Date: September 26, 2008

	By:	/s/ William J. Campbell
William J. Campbell
President and Chief Executive Officer